Exhibit 5.1

Writer’s Name:	Teo Mae Shaan	Tel:	+65 6439 4850
	Serene Yeo		+65 6439 4851

Our ref:	2251589	E-Mail:	maeshaan.teo@shooklin.com
serene.yeo@shooklin.com

Your ref:	-		By Email

13 June 2025

BW LPG Limited

10 Pasir Panjang Road
#17-02

Mapletree Business City
Singapore 117438

Board of Directors of BW LPG Limited

Dear Sirs, Mdm

BW LPG LIMITED (THE “COMPANY”) – REGISTRATION STATEMENT ON FORM F-3 OF THE COMPANY

1.	INTRODUCTION

1.1	At your request, we have examined the Registration Statement on Form F-3 (excluding all exhibits thereto) (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of, inter alia, (i) the offer and sale from time to time in one or more offerings by the Company of an indeterminate number of ordinary shares of the Company (the “Ordinary Shares”); (ii) the offer and sale from time to time in one or more offerings by the Company of an indeterminate number of preference shares of the Company (the “Preference Shares” and together with the Ordinary Shares, the “Shares”); and (iii) the offer and sale of Ordinary Shares held by selling shareholders to be named in an applicable prospectus supplement.

1.2	We have taken instructions solely from the Company and this opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

2.	DOCUMENTS

2.1	For the purposes of this opinion, we have examined and relied upon the following documents (the “Opinion Documents”):

(a)	an electronic copy of the Registration Statement;

(b)	copies of the following documents in relation to the Company:

(i)	the certificate of registration of the Company dated 1 July 2024 issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”);

(ii)	the constitution of the Company (the “Constitution”);

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(iii)	register of members of the Company as of 13 June 2025; and

(iv)	the minutes of the annual general meeting of the Company dated 15 May 2025, and

(c)	such other documents as we have considered necessary to the rendering of this opinion.

2.2	We have not examined any documents other than those set out in paragraph 2.1 of this opinion. Save as expressly provided in paragraph 4 of this opinion, we express no opinion whatsoever with respect to any agreement or document, including the Opinion Documents.

3.	ASSUMPTIONS

In rendering this opinion, we have assumed the following:

3.1	the genuineness of all signatures (including electronic signatures) and seals therein, and the due execution and validity of each Opinion Document;

3.2	the authenticity, correctness, accuracy and completeness of all documents and records (including the Opinion Documents) and that the same (where applicable) were properly and duly passed without defect and remain in full force and effect and copies of such documents and records are true, complete and up-to-date copies, and none of such documents and records have been amended, modified, supplemented, revoked, superseded or rescinded and there is no circumstance, matter or action taken which may affect the validity or regularity of, or the information disclosed in, such documents and records;

3.3	searches of, inter alia, the public records of the Company and cause books available at the Bermuda and Singapore courts would not reveal any results available, each as if performed on the relevant date(s) including the date of this opinion and issuance of the Shares;

3.4	that the Company was duly incorporated and validly existing under the laws of Bermuda prior to 1 July 2024 and all the ordinary shares of the Company issued on or prior to 1 July 2024 were validly issued, fully paid and non-assessable and by virtue of Part 10A of the Companies Act 1967 of Singapore (the “Companies Act”), are ordinary shares of the Company that are validly issued, fully paid and non-assessable with effect from 1 July 2024;

3.5	in connection with any future allotment and issuance of Shares and by the relevant times stipulated in the Companies Act, the Constitution or any other applicable laws:

(a)	the Company had duly obtained the necessary corporate approvals, authorisations and waivers (if any) for such allotment and issuance including resolutions from the board of directors of the Company and the mandate from its shareholders pursuant to Section 161 of the Companies Act (the “Share Issue Mandate”) and that such approvals, authorisations and waivers, including the Share Issue Mandate, remained in full force and effect and did not expire in accordance with its terms (and if expired, was validly renewed or passed immediately upon its expiry so that such approvals, authorisations and waivers continue in full force and effect) nor been revoked or varied by the Company in a general meeting;

(b)	with respect to each issuance of Preference Shares, the rights of the holders of the Preference Shares are set out in the Constitution and the Company had duly obtained the necessary corporate approvals for such rights to be set out in the Constitution and that such approvals remained in full force and effect;

(c)	all necessary filings and lodgements had been duly made with the Accounting and Corporate Authority of Singapore (“ACRA”);

(d)	all the books, registers and corporate records of the Company had been duly updated and the relevant share certificates duly issued by the Company; and

(e)	full and valid consideration had been duly paid for such Shares,

each in compliance with the provisions of the Companies Act, the Constitution and any other applicable laws;

3.6	at each time of issuance and/or sale of the Shares, the Company was and will be solvent, existing and in good standing under the laws of Singapore with the requisite capacity, power and authority to issue and/or sell the Shares;

3.7	there is no foreign law (as to which we have made no independent investigation) which would be contravened by the entry into or the transactions contemplated under the Registration Statement, nor is there any foreign law that is relevant to, would affect or have any implications on the opinions expressed, or conclusions stated in this opinion, and none of the opinions expressed in paragraph 4 would be affected by any law or public policy of any jurisdiction outside Singapore, and insofar as the laws of any jurisdiction outside Singapore may be relevant, such laws have been or will be complied with;

3.8	that the Registration Statement does not, nor would any of the transactions contemplated thereunder constitutes or will constitute a sham; and

3.9	where a document has been submitted to us in draft form, it will be executed in the form of that draft.

4.	OPINION

4.1	On the basis of our examination of the Opinion Documents and subject to the assumptions and qualifications set out in this opinion and any matter not disclosed to us, we are of the opinion that, in so far as the laws of Singapore are concerned:

(a)	the Ordinary Shares which are issued as at the date of this opinion, are validly issued, fully paid and non-assessable;

(b)	the Shares which are to be issued following the date of this opinion, assuming the allotment and issuance of such Shares are carried out in accordance with the terms as authorised by the Company, will be, when issued, validly issued, fully paid and non-assessable.

4.2	For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to Shares offered means under Singapore laws that holders of such Shares, having fully paid up all amounts due on such Shares including as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.

5.	QUALIFICATIONS

This opinion is subject to the following qualifications:

5.1	we hold ourselves out as only having legal expertise, and our statements in this letter are made, only to the extent that a law firm practising Singapore law in Singapore having our role in connection with the Registration Statement, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts;

5.2	we have made no investigation of, and do not express or imply any views or opinion on, the laws of any jurisdiction outside Singapore, and in particular, we give no advice regarding the application or content of the federal law of the United States or the laws of any state within the United States. In respect of the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than Singapore (in respect of the matters which we have opined on in this opinion);

5.3	we express no opinion as to, and have not investigated or verified the validity, accuracy or completeness of, the facts and information, including any statements of foreign law, or the reasonableness of any assumptions, statements of opinion or intention, contained in the Opinion Documents nor have we attempted to determine whether any material fact has been omitted from such documents or whether particular events have in fact occurred. With respect to matters of fact material to this opinion, we have relied on the statements of the responsible officers of the Company;

5.4	this opinion is strictly limited to matters stated in paragraph 4 of this opinion and is not to be read or construed as extending (by implication or otherwise) to any other matter or document, regardless of whether such matter or document is in connection with, or referred to, contemplated by or incorporated by reference in, the Registration Statement and/or the Opinion Documents; and

5.5	where searches on publicly available records are carried out, the records disclosed by such searches may not be complete or up to date. Any search conducted is at a fixed point of time and will not reveal information filed with the relevant public registers immediately prior to or after that date or not entered on the register. The accuracy of the searches is subject to such qualifications and disclaimers as the relevant provider of the search engine or database (as the case may be) may specify and there may also be errors in the publicly available records.

6.	GENERAL

6.1	Subject to assumptions and qualifications in this opinion, we consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments or supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder. Further, save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to the provisions of the Securities Act) or quoted or referred to in any public document or filed with any governmental body or agency, without our prior written consent.

6.2	This opinion is limited to the laws of Singapore in force as at the date of this opinion and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We undertake no responsibility to update this opinion to reflect, or notify any addressee of this opinion or any other person of, any legal or legislative developments or other changes to law or fact arising after the date of this opinion or from the discovery subsequent to the date of this opinion of information not previously known to us pertaining to the events occurring on or prior to the date of this opinion. Our opinion is given only with respect to matters of law and we necessarily do not opine on matters of fact.

Yours faithfully

SHOOK LIN & BOK LLP

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